Exhibit 10.16

AMENDED AND RESTATED VARIABLE TERMS LETTER
(Master Repurchase Agreement)

Date:  June [ ], 2021

Angel Oak Mortgage, Inc.

Angel Oak Mortgage Fund TRS

3344 Peachtree Road NE, Suite 1725

Atlanta, GA  30326

Re:                             Master Repurchase Agreement

Ladies and Gentlemen:

This Amended and Restated Variable Terms Letter amends and restates that certain Variable Terms Letter dated as of March 23, 2021 and constitutes the Variable Terms Letter referred to in, and is a supplement to, that certain Master Repurchase Agreement (as amended, extended or otherwise modified, supplemented or replaced from time to time, the “Agreement”) dated as of December 21, 2018 by and among Angel Oak Mortgage, Inc. (“Seller 1”) and Angel Oak Mortgage Fund TRS (“Seller 2” and together with Seller 1, each individually and collectively referred to herein as the “Seller”) and Banc of California, National Association (“Buyer”) and will confirm certain terms and conditions of the purchase and sale arrangements between Seller and Buyer set forth therein. Capitalized terms are used herein (including in any exhibits and schedules hereto), unless otherwise defined herein, with the same meanings as in the Agreement.

Seller:	Angel Oak Mortgage, Inc. Angel Oak Mortgage Fund TRS

Aggregate Purchase Price Limit:	$50,000,000.00 as such amount may be temporarily increased from time to time by Buyer in its sole and absolute discretion

Purchase Contract Date:	December 21, 2018

Purchase Contract Expiration Date:	March 16, 2022

Guarantor: Targeted Repurchase Date:

Shall mean Seller 1

For Eligible Non-QM Loans and Eligible Multi Family Mortgage Loans: three hundred and sixty four (364) days following the Purchase Date.

For Eligible Commercial Mortgage Loans: one hundred and twenty (120) days following the Purchase Date for loans that have not been underwritten and approved by Banc prior to submission for funding, and three hundred and sixty four (364) days following the Purchase Date for loans that have been underwritten and approved by Banc prior to submission for funding.

The Targeted Repurchase date shall not be advanced on any Purchased Mortgage Loans if the facility is not renewed on the Purchase Contract Expiration Date.

Pricing Rate:

For Eligible Non-QM Loans: Day 1-364, the greater of 3.50% or One Month LIBOR Rate(1)  plus 2.50%; over 364 days, plus the Seasoned Spread.

For Eligible Multi Family Mortgage Loans, Day 1-364: the greater of 4.00% or One Month LIBOR plus 3.00%; Over 364 days: the Seasoned Spread;

For Eligible Commercial Mortgage Loans, Day 1-364: the greater of 4.125% or One Month LIBOR plus 3.125%; Over 364 days: the Seasoned Spread;

After the expiration of the Permissible Wet Mortgage Loan Document Delivery Period, the interest rate will increase to the Seasoned Spread until the Mortgage Loan Documents for such Mortgage Loan have been received by the Buyer.

Index Cessation:	Please see Exhibit 1 attached hereto which is incorporated herein by reference in its entirety.

Seasoned Spread: Principal Curtailment Payment:

One percent (1.00%) over the Pricing Rate

On the day after the Targeted Repurchase Date , an amount equal to one hundred percent (100%) of the remaining unpaid Purchase Price for such Purchased Repo Assets not repurchased.

Interest and/or Principal Payments (the “Payment Date”): Purchase Request Delivery Deadline:

Shall be paid on the twenty third (23rd) calendar day of each month; provided, that if such day is not a Business Day, on the next Business Day.

No later than 1:00 p.m. (Pacific Standard Time) on the proposed Purchase Date for the related Transaction.

1                                         One Month LIBOR rate as published in Bloomberg or, upon cessation, as otherwise determined as set forth in Exhibit 1.

Repurchase Request Deadline:	No later than 4:00 p.m. (Pacific Standard Time) on the Business Day preceding the proposed Repurchase Date.

Payment Deadline: Allocations: Other Applicable Sublimits Wet Mortgage Loan Limit: Permissible Wet Mortgage Loan Document Delivery Period:

All payments to be received by 2:30 p.m. (Pacific Standard Time) on the date such payment is due.

Eligible Non-QM Loans have a sublimit of 100%

Eligible Multi Family Mortgage Loans have a sublimit of 50%

Eligible Commercial Mortgage Loans have a sublimit of 25%

See Annex I attached hereto.

$17,500,000 or 35% of the Aggregate Purchase Price Limit.

With respect to any Wet Mortgage Loan, the third (3rd) Business Day after the Purchase Date for such Mortgage Loan.

Maximum Original Principal Amount:	As permitted by Approved Seller underwriting guidelines.

Maximum Loan-To-Value Ratio:	As permitted by Approved Seller underwriting guidelines.

Minimum FICO Score of Obligor:	As permitted by Approved Seller underwriting guidelines.

Geographic Location of Property:	Nationwide

Purchase Price:

For Eligible Non-QM Loans, the lesser of (i) ninety-seven percent (97%) of the original principal amount of the promissory note for the Mortgage Loan or (ii) ninety-seven percent (97%) of the amount of the Take-Out Commitment.

For Eligible Multi-Family Loans, the lesser of (i) eighty percent (80%) of the original principal amount of the promissory note for the Mortgage Loan, or (ii) $4,000,000.00.

For Eligible Commercial Industrial Loans, Eligible Commercial Retail Loans and Eligible Commercial Office Loans, the lesser of (i) seventy-five percent (75%) of the original principal amount of the promissory note for the Mortgage Loan, or (ii) $4,000,000.00.

Required Fees

Seller hereby agrees to pay Buyer the following fees (“Required Fees”):

1.    Non-utilization Fee: Commencing on the fourth month after the Purchase Contract Date, and calculated on and as of the first Business Day of the first calendar month following delivery of written notice by Buyer to Seller, and payable within 15 Business Days from the last Business Day of any calendar month in which the average daily dollar amount of the Purchase Price for Purchased Repo Assets owned by Buyer during such calendar month is less than fifty percent (50%) of the average daily Aggregate Purchase Price Limit during such month, a non-usage fee calculated as follows: one quarter percent (0.25%) per annum of the amount by which the average daily Aggregate Purchase Price Limit during such month exceeds the average daily dollar amount of the Purchase Price for Purchased Repo Assets owned by Buyer during such month.

This Non-utilization fee is waived for any month in which Seller and/or its affiliates cumulatively maintain average daily deposits of $3,000,000 or more at Buyer.

2.     Supplemental Fees. Such additional supplemental fees as set forth on Annex I attached hereto, such supplemental fees to be payable upon demand by Buyer.

Expenses Permitted Distributions

Seller hereby agrees to pay all reasonable third party expenses incurred by Buyer, including outside counsel expenses.

Dividend distributions are permissible so long as Seller 1 shall be in compliance with all covenants immediately prior to and immediately after such distributions and there shall not exist any Event of Default immediately before or after such distribution or repayment.

Minimum Required Tangible Net Worth of Seller 1

$40MM consolidated (with a maximum of $10MM in undrawn capital) At any date, $40,000,000.00

Tangible Net Worth” shall mean with respect to a Person at any date, the sum of:

(a)         The total assets set forth on the consolidated balance sheet of such Person, prepared in accordance with GAAP including (1) the sum of: (i) the par or stated value of all outstanding common stock, (iii) paid-in capital, and (iv) retained earnings; less (2) the sum of: (i) 50% of the value of MSRs, (ii)  goodwill, including any amounts (however designated on such balance sheet) representing the cost of acquisitions or Subsidiaries in excess of underlying tangible assets, together with costs allocated to the purchase or origination of such Person’s servicing portfolio or any part thereof, (ii) patents, trademarks, copyrights, leasehold improvements not recoverable at the expiration of a lease, and deferred charges (including, but not limited to unamortized debt discount and expense, and organizational expenses) and (iii) loans to, or investments in, affiliates, officers or employees;

(b)         Plus committed and undrawn capital up to the maximum set forth above;

Less, the total liabilities of the Person.

Minimum Required Liquidity of Seller 1	$5,000,000.00, unrestricted.

Profitability of Seller 1

Seller 1 must attain positive net income, determined in accordance with GAAP, as of the last day of each calendar quarter, commencing with the quarter ending June 30, 2021, for the prior four (4) consecutive fiscal quarters then ending, of not less than $1.00.

Maximum Permitted Leverage Ratio of Seller 1	Seller 1 will not at any time permit the ratio of Seller 1’s Total Liabilities to its consolidated Tangible Net Worth to exceed 10.00:1.00.

Change of Control

For purposes of the Repurchase Facility Documents the term “Change of Control” shall mean if Seller 1 together shall cease to own, directly or indirectly, less than fifty percent (50%) of the outstanding capital stock or other equity interests of Seller 2 or if the holder(s) of such outstanding capital stock or other equity interests shall cease to have the power to elect the board of directors of Seller or shall cease to have the power to direct the management of Seller’s day to day affairs.

Change of Management

For purposes of the Repurchase Facility Documents the term “Change of Management” shall mean if Brandon Filson shall, for whatever reason, cease to be actively involved in the day to day management of Seller.

Loan Conditions / Covenants (notwithstanding Repurchase Agreement)

1.              Seller 1 must provide a signed copy of annual Seller 1 tax returns, to be submitted within 30 days after filing, or in case of extensions (copies also to be provided), no later than 6 months after first filing due date or upon the reasonable request by the Buyer.

2.              Seller 1 must provide annual CPA audited financial statements within 120 days of fiscal year end.

3.              Seller 1 must provide quarterly company prepared financial statements within 45 days of quarter end.

4.              Seller must provide a copy of company prepared monthly funding report within 10 Business Days following Buyer’s request therefor.

5.              Seller must provide a copy of monthly loan statements from Warehouse Lenders within 10 Business Days following Buyer’s request therefor.

6.            Seller 1 to provide a Quarterly Compliance Certificate certifying compliance with all covenants and good standing with state and federal regulatory agencies.

7.            Seller to advise the Buyer of any current or pending litigation or legal action in which the potential financial liability to the Seller exceeds $500,000.

8.              Seller to provide notification to the Buyer of any new credit facilities obtained within 30 days of execution of the respective loan documents.

9.              Seller is to provide Written Notification to the Buyer if there is repurchase or indemnification from any investor or investors which aggregates to $5,000,000 or more in a calendar year beginning January 1st. Written Notification is to be provided within 15 days of Seller receiving such notice of recourse.

10.       Cross-default with respect to any default under the terms, conditions and covenants of any other warehouse credit facility or other indebtedness in excess of $5,000,000 of the Seller.

11.                               All net proceeds shall be routed through a designated control account maintained at the Buyer whereby such funds shall be used to either pay down outstanding loans or disbursed to the Seller’s deposit account at the reasonable discretion of the Buyer.

Authorized Representatives	See Schedule A.

Statement Date Interim Date	December 31, 2020 March 31, 2021

Addresses for Purpose of Notice:	Seller: Angel Oak Mortgage, Inc. Angel Oak Mortgage Fund TRS 3344 Peachtree Road NE, Suite 1725 Atlanta, GA 30326

Buyer: Banc of California, N.A. Warehouse Lending Division 3 MacArthur Place Santa Ana, CA 92707 Attention: Zoila Price

Chief Place of Business:	3344 Peachtree Road, NE, Suite 1725 Atlanta, GA 30326

Additional Requirements:	The following additional requirements shall apply: N/A

Sellers Jointly and Severally Liable:

Notwithstanding anything herein or in Repurchase Facility Documents to the contrary, Seller 1 and Seller 2 are, jointly and severally, liable with respect to any covenants, Secured Obligations or agreements made by either Seller 1 or Seller 2 pursuant to any Repurchase Facility Documents.

Please indicate your agreement with the terms set forth herein by executing and returning to Buyer the enclosed copy of this Amended Variable Terms Letter.

Very truly yours,

Banc of California, National Association, as “Buyer”

By:
Name: Zoila Price

Title: EVP, Managing Director, Warehouse Lending

ACCEPTED as of this day of June, 2021

Angel Oak Mortgage, Inc. as “Seller”

By:
Name:
Title:

Angel Oak Mortgage Fund TRS as “Seller”

By:
Name:
Title:

Attachments:	Exhibit 1:	Index Cessation
	Annex I:	Supplemental Fees
	Schedule A:	Authorized Representatives

Exhibit 1

INDEX CESSATION

If at any time Buyer reasonably believes or reasonably determines that (i) the pre-replacement interest-rate index applicable to the Pricing Rate (such pre-replacement index or replacement index, the “Index”) has been or will imminently be discontinued for any reason, (ii) the pre-replacement Index will not adequately and fairly reflect the cost to Buyer of maintaining or funding loans based on the pre-replacement Index, (iii) the pre-replacement Index is not widely used as a benchmark Index or is no longer an industry-accepted reference rate for similarly situated loans to the Mortgage Loan, (iv) adequate and fair means do not exist for Buyer to ascertain the pre-replacement Index or the pre-replacement Index is no longer being published by a reliable source reasonably available to and used by Buyer, (v) regulatory changes (meaning a change in any applicable law, treaty, rule, regulation or guideline, or the interpretation or administration thereof, by the administrator of the relevant benchmark or its regulatory supervisor, any governmental authority, central bank or other fiscal, monetary or other authority having jurisdiction over Buyer or its lending office) make it unlawful or commercially unreasonable for the Buyer to use the pre-replacement Index as the Index for purposes of determining the interest rate or (vi) the administrator of the pre-replacement Index or a governmental authority having jurisdiction over Buyer has made a public statement identifying a specific date after which the pre-replacement Index shall no longer be used for determining interest rates for loans, then Buyer shall use reasonable efforts to select a replacement Index that Buyer in good faith believes is a practical means of preserving the parties’ intent relative to the economics of the pre-replacement Index.

In the event that Buyer determines a replacement Index, which determination shall be conclusive, in order to account for the relationship of the replacement Index to the pre-replacement Index, Buyer shall also determine, which determination shall be conclusive, any change necessary to the percentage points (“Margin”) to be added or subtracted to the replacement Index necessary to ensure that the replacement method will measure interest rates in a manner similar to the pre-replacement Index, and for the avoidance of doubt, any such change to the Margin shall not reduce the interest rate in effect as of the date of such Index replacement.

In selecting such replacement Index and Margin, Buyer may give due consideration to (i) the recommendation of a replacement Index or Margin adjustment, or method of calculating or determining such replacement Index or Margin by the regulatory entities with jurisdiction over Buyer or a committee officially endorsed or convened by the regulatory entities, (ii) any evolving or industry-accepted means for determining an Index and Margin, or method of calculating or determining such Index and Margin, for the replacement of the Index and Margin with the replacement Index and Margin, (iii) the then prevailing market convention for determining an Index rate of interest for commercial loans that are comparable to Buyer’s commercial loans at that time, and (iv) a similar rate Index from other sources deemed to be reasonably reliable by and available to Buyer.

To the extent a replacement Index and Margin are so designated, the replacement Index and Margin shall be applied in a manner consistent with market practice; and, to the extent such market practice is not administratively feasible for Buyer, such replacement Index and Margin shall be applied in a manner as otherwise reasonably determined by Buyer.

Reasonably promptly after such determination by Buyer, Buyer may, by notice to Seller, amend the Pricing Rate (without the need for any action or consent by Seller) (i) to replace the Index with the replacement Index selected, (ii) amend the Margin to be added to the Index, and (iii) state the date upon which the replacement Index and Margin shall be effective.  Upon the operative date, the replacement Index and Margin shall then be deemed the Index and Margin for all purposes of this Pricing Rate.  To the extent practicable, the interest rate based on the replacement Index plus or subtract the Margin, as it may be adjusted, will be substantially equivalent to the interest rate plus or subtract the Margin previously in effect as of the date of the replacement of the Index and Margin.

Seller understands that Buyer may make loans to other sellers based on other rates as well.  A different replacement Index and Margin may be selected for different types of loans and transactions.  Seller acknowledges that the discontinuation of pre-replacement Index is a future event over which neither Bank nor Seller has influence but which will necessarily affect such Index and Margin.  Seller acknowledges that the interest rate resulting from replacement Index and Margin will differ from pre-replacement Index and Margin.

Seller agrees that Buyer shall not be liable in any manner for its selection and implementation of a replacement Index and Margin, provided that Buyer makes such selection in good faith and implementation consistent with market practice, or if not feasible, as reasonably determined by Buyer.

The replacement Index and Margin shall remain in effect from the effective date set forth in such notice until the maturity date, unless such an instance occurs where the replacement Index is no longer available, then the same process described in this section shall apply.

Annex I

SCHEDULE OF SUPPLEMENTAL FEES

Administrative Costs:

All usual and customary cost and expense incurred by the Buyer, in connection with processing, administering and settling of mortgage loans, currently including, without limitation:

1.                                      Processing Fee $75.00 on each file.

Schedule A

AUTHORIZED REPRESENTATIVES

The following individuals are authorized by Seller to request funding from Banc of California, National Association on behalf of Angel Oak Mortgage, Inc. and Angel Oak Mortgage Fund TRS:

The following individuals are authorized by Angel Oak Mortgage, Inc. to request withdrawals and deposits of monies from Banc of California, National Association accounts on behalf of Angel Oak Mortgage, Inc. and Angel Oak Mortgage Fund TRS